UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

A. Schulman, Inc. issued the following press release.
A. SCHULMAN’S NEW CEO, JOSEPH M. GINGO, UNVEILS 100 DAY PLAN TO IMPROVE PROFITABILITY AND DRIVE GROWTH
Ramius Unwilling to Accept the Company’s Attempts to Settle the Proxy Fight
Independent Board Committee Already Established to Review Strategic Alternatives, Addressing Ramius
Stockholder Proposal
AKRON, Ohio, January 3, 2008 – A. Schulman Inc. (Nasdaq: SHLM) today unveiled new CEO Joseph M. Gingo’s 100-day plan aimed at dramatically improving the Company’s profitability and driving future earnings growth. The Company also addressed the status of the ongoing proxy fight with Ramius Capital in advance of the upcoming January 10, 2008 Annual Meeting of Stockholders and reaffirmed that it has already addressed Ramius’ stockholder proposal to create an independent board committee to review all strategic alternatives.
100 Day Plan
Mr. Gingo has outlined a plan for A. Schulman, which addresses six primary areas of transformation across the Company, specifically:
–	More efficient and effective utilization of A. Schulman’s North American manufacturing facilities, including potential restructuring;
–	Enhanced focus on value-added products to drive profitable growth in the polybatch and engineered compounds segments;
–	Re-assessment of A. Schulman’s North American automotive business to emphasize profitable areas;
–	Suspension of further capital expenditures on Invision® until marketing strategy has been refined to ensure accelerated market adoption of this exciting new multi-layered sheet product;
–	Identification of additional efficiencies in the sales and administrative structure of European operations; and
–	Ensuring that the best leadership team is in place to execute upon A. Schulman’s strategy.
“While an A. Schulman board member, I was an active advisor to the Company on its strategic direction; however, in my new role as CEO, I am excited to be taking the operational reigns and driving forward our strategy with a real sense of urgency. I was a key member of the turn around team of a $20 billion business and intend to quickly and effectively implement the changes necessary to drive profitable growth,” said Mr. Gingo. “While the Special Committee of the Board reviews external strategic alternatives, we will focus on ensuring that we have in place the best strategy and infrastructure to take the Company forward, positioning A. Schulman for success under all circumstances.”
Ramius Unwilling to Accept the Company’s Attempts to Settle the Proxy Fight
A. Schulman confirmed that it has attempted to resolve the hostile proxy contest with Ramius in a manner responsive to stockholders’ interests. Most recently, A. Schulman offered to have its Nominating and Corporate Governance Committee interview and recommend the appointment of one of Ramius’ two nominees to the Company’s Board to serve as a director for a one-year term ending at the next annual meeting. The Company would then have supported the re-election of that director as an incumbent for a full three-year term at the next annual meeting, upon the anticipated retirement of another director. This would have expanded the size of the Board to 13 directors for one year. Ramius rejected this offer.

“Ramius does not have the interests of all stockholders at heart, evidenced by the fact that they continue to pursue a protracted and expensive proxy fight with no meaningful benefit to all stockholders, while ignoring the substantive measures taken by the Company to enhance profitability, improve governance and deliver stockholder value. We believe that our offer was fair, responsive to stockholders’ interests and intended to ensure the independence of all directors,” said lead independent director of the Company, Will Holland.
Wholly-Independent Special Committee Already In Place and Reviewing Strategic Alternatives
On November 16, 2007, A. Schulman announced the formation of a Special Committee consisting of Messrs. Howard R. Curd, John B. Yasinsky, Willard R. Holland, Michael A. McManus Jr., James A. Mitarotonda and the Company’s CEO. The Company has since clarified that Mr. Gingo will not participate on this committee as a voting member, leaving only the five independent board members to conduct this review, including two directors nominated by activist stockholder Barington Capital.
This Special Committee is in the process of exploring all strategic alternatives to maximize and improve shareholder value, including, without limitation, a strategic sale, merger or acquisition involving the Corporation.
In creating this special committee and ensuring that it is made up solely of independent directors, A. Schulman strongly believes it has already met each and every one of the demands outlined in stockholder proposal No. 3 put forth by Ramius’ Starboard Value & Opportunity Fund, LLC, and therefore it is unnecessary for stockholders to support the proposal.
Mr. Holland commented, “We have proactively addressed Ramius’ demands with regard to establishing a wholly-independent special committee to review strategic alternatives for A. Schulman and are therefore baffled by Ramius’ insistence on continuing to pursue their proposal, as it merely asks us to do what we have already done. We feel that Ramius’ refusal to withdraw this proposal is just further evidence of their unwillingness to work cooperatively with our Board.”
The Company urges stockholders to vote for the Company’s nominees and AGAINST Proposal No. 3 by voting the WHITE proxy card by Internet, telephone or mail today. Shareholders who have questions or require assistance with voting their WHITE proxy card, or need additional copies of proxy materials, should contact Georgeson, which is assisting A. Schulman with the proxy solicitation, at 877-668-1646.
Contacts
Paul DeSantis
CFO and Treasurer of A. Schulman Inc.
330-666-3751
Nina Devlin/Giovanna Konicke
Brunswick Group
212-333-3810
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at http://www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown; and
•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
In connection with the solicitation of proxies, A. Schulman has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on December 19, 2007 (the “Proxy Statement”). The Proxy Statement contains important information about A. Schulman and the 2007 Annual Meeting of Shareholders. A. Schulman’s stockholders are urged to read the Proxy Statement carefully.
On December 19, 2007, A. Schulman began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the

Proxy Statement and other documents filed with the SEC by A. Schulman through the website maintained by the SEC at http://www.sec.gov. Copies of the Proxy Statement and any amendments and supplements to the Proxy Statement also will be available for free at A. Schulman’s internet website at www.aschulman.com or by writing to A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. In addition, copies of the Proxy Statement may be requested by contacting A. Schulman’s proxy solicitor, Georgeson Inc., toll-free at 1-877-668-1646 or by email at aschulmaninc@georgeson.com. Detailed information regarding the interests of individuals who are participants in the solicitation of proxies of the A. Schulman’s stockholders is available on the Proxy Statement filed with the SEC.